As filed with the Securities and Exchange Commission on November 6, 2025

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

Avalo Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-0705648
(State or other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Organization)

1500 Liberty Ridge Drive, Suite 321 Wayne, Pennsylvania 19087
(Address, including zip code, of registrant’s principal executive offices)
Avalo Therapeutics, Inc. 2025 Inducement Award Plan
(Full title of the plans)

Christopher Sullivan, Chief Financial Officer
Avalo Therapeutics, Inc.
1500 Liberty Ridge Drive, Suite 321
Wayne, Pennsylvania 19087
(410) 522-8707
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Andrew J. Gibbons, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	❑	Accelerated filer	❑
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging Growth Company	❑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.❑

EXPLANATORY NOTE

This registration statement registers 1,300,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Avalo Therapeutics, Inc. (the “Registrant”) that may be issued and sold under the Avalo Therapeutics, Inc. 2025 Inducement Award Plan (the “Inducement Award Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Information required by Item 1 is included in documents sent or given by the Registrant to participants in the Inducement Award Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given by the Registrant to participants in the Inducement Award Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025, and September 30, 2025 filed with the Commission on May 12, 2025, August 7, 2025, and November 6, 2025, respectively, pursuant to Section 13(a) of the Exchange Act;

(c) The Registrant’s Current Reports on Form 8-K filed pursuant to Section 13(a) of the Exchange Act on January 2, January 13, March 26, 2025, May 8, 2025, June 4, 2025, June 5, 2025, June 17,2025, June 18, 2025, June 20, 2025, September 22, 2025, October 1, 2025, October 10, 2025, and October 29, 2025; and

(d) The description of the Registrant’s common stock contained in Exhibit 4.5 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025, including any amendments or reports filed for the purpose of updating such description.

All documents or portions thereof filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be considered incorporated by reference herein and to be a part hereof from the date the documents are filed. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 or Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated or considered incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is considered incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.
Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s Certificate of Incorporation and Bylaws provide that its directors and officers will be indemnified by the Registrant to the fullest extent authorized by the Delaware General Corporation Law. In addition, the Registrant’s Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that its directors will not be liable for monetary damages to the Registrant for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to the Registrant or its stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers.

In addition, the Registrant has also entered into an indemnification agreement with certain of its directors and officers. The indemnification agreements require the Registrant to indemnify and hold harmless and advance expenses to each indemnitee in respect of acts or omissions occurring prior to the time the indemnitee ceases to be an officer and/or director of the Registrant to the fullest extent permitted by applicable law. The rights provided in the indemnification agreements are in addition to the rights provided in the Registrant’s Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1.2 to the Current Report on Form 8-K filed with the Commission on May 17, 2018).
4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 26, 2021).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 7, 2022).

4.4
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Avalo Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2023).

4.5	Avalo Therapeutics, Inc. Fifth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 20, 2025).
5.1*	Opinion of Wyrick Robbins Yates & Ponton LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this Registration Statement on Form S-8).
99.1	Avalo Therapeutics, Inc. 2025 Inducement Award Plan. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 6, 2025).
107*	Filing Fee Table.
* Filed herewith.

Item 9.	Undertakings
(a) The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of Pennsylvania, on the 6th day of November, 2025.

AVALO THERAPEUTICS, INC.

By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Garry A. Neil and Christopher Sullivan, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Garry A. Neil, M.D.	Chief Executive Officer and Director	November 6, 2025
Garry A. Neil, M.D.	(Principal Executive Officer)

/s/ Christopher Sullivan	Chief Financial Officer	November 6, 2025
Christopher Sullivan	(Principal Financial and Accounting Officer)

/s/ Michael Heffernan	Director and Chairman	November 6, 2025
Michael Heffernan

/s/ Mitchell Chan	Director	November 6, 2025
Mitchell Chan

/s/ Jonathan Goldman, M.D.	Director	November 6, 2025
Jonathan Goldman, M.D.

/s/ Rita Jain, M.D.	Director	November 6, 2025
Rita Jain, M.D.

/s/ Aaron Kantoff	Director	November 6, 2025
Aaron Kantoff

/s/ Gilla Kaplan, Ph.D.	Director	November 6, 2025
Gilla Kaplan, Ph.D.

/s/ Kevin Lind	Director	November 6, 2025
Kevin Lind

/s/ Samantha Truex	Director	November 6, 2025
Samantha Truex